Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and on the cover and under the caption “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated August 18, 2017 for Harbor Strategic Growth Fund included in the Annual Report to Shareholders for the year ended June 30, 2017, filed with the Securities and Exchange Commission, in this Post-Effective Amendment No. 131 to the Registration Statement of the Harbor Funds (Form N-1A), No. 33-5852.

/s/ ERNST & YOUNG LLP

October 27, 2017

Chicago, IL